Exhibit 10.41

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Personal Services Agreement

By and Between Stephan R. Targan, MD and

Prometheus Laboratories Inc.

This Agreement (the “Agreement”) is effective as of the 15th day of July, 2009 (the “Effective Date”) by and between Stephan R. Targan, MD with offices at 240 22nd Street, Santa Monica, CA 90402 (hereinafter referred to as the “Consultant”), and Prometheus Laboratories Inc., with offices at 9410 Carroll Park Drive, San Diego, CA 92121-5201 (hereinafter referred to as “Company” or “Prometheus”).

This Agreement will set forth the general terms of our agreement whereby Consultant will provide to the Company the consulting services, including speaking engagements, as described on Exhibit A hereto (the “Consulting Services”).

1. Engagement. Company hereby engages Consultant to provide personal consulting services to the Company as described in Exhibit A on a part-time basis. This Agreement covers all of the services to be furnished by Consultant to Company and the parties acknowledge that there is not now, and during the term of this Agreement shall not be, any other contract or agreement between Company and Consultant. Nothing in this Agreement shall limit Consultant’s right to provide services to any other businesses or institutions except as provided in paragraph 5 below.

2. Compensation. In consideration for the Consulting Services, the Company will pay the Consultant the fees as specified in Exhibit A. Such fees shall be paid within thirty (30) days following the performance of services upon satisfactory evidence of the provision of such Consulting Services. Consultant shall provide a detailed statement of Consulting Services provided in the form set out in Exhibit B attached hereto no later than the tenth (10th) day of each month for Consulting Services provided by Consultant during the immediately preceding month.

3. Expenses. The Company will reimburse Consultant for all reasonable travel and other expenses directly related to Consultant’s performance under this Agreement provided that (a) such expenses in excess of $1,500 dollars have been approved in writing, in advance of being incurred, by an officer of the Company and (b) such expenses are of a nature (and adequate documentary evidence has been provided) qualifying them as proper deductions on federal and state income tax returns of the Company.

4. Term and Termination. This Agreement shall commence on the Effective Date and shall continue in full force and effect until July 14, 2010 (the “Term”) unless earlier terminated. Either party may terminate this Agreement at any time for any reason by providing thirty (30) days advance written notice to the other party. This Agreement may be extended by written agreement of the authorized representatives of the parties for additional one (1) year terms. If this Agreement is terminated prior to the expiration of the initial Term or any subsequent one year terms, the parties shall not re-negotiate the terms of this Agreement or enter into a new agreement for the Services or any other consulting work until the expiration of the initial Term or other applicable additional one year terms. In the event of a material breach of the Agreement by either party, the other party may terminate this Agreement upon providing the breaching party with written notice of the breach and ten (10) days prior written notice of termination, provided that if the breaching party cures said breach within ten (10) days, this Agreement shall continue in full force and effect.

5. Absence of Conflicts. Consultant represents and warrants that Consultant is not under any existing obligation that is inconsistent with this Agreement or that would restrict or conflict with the performance of Consultant’s obligations under this Agreement. Consultant agrees not to enter into any agreement or arrangement during the term of this Agreement that would impose on Consultant any obligation inconsistent with this Agreement or that would restrict or conflict with the performance of Consultant’s obligations under this Agreement. If Consultant is required by any applicable guidelines or policies to make any disclosure or take any action that conflicts with any obligations of Consultant under this Agreement or is contrary to the terms of this Agreement, Consultant shall promptly notify the Company of such obligation, specifying the nature of such disclosure or action and identifying the applicable guideline or policy under which disclosure or action is required, prior to making such disclosure or taking such action.

6. Intellectual Property. All inventions or discoveries, whether or not patentable, which may arise from the Consulting Services shall be owned exclusively by Company. Consultant agrees to cooperate in the preparation and execution of documents necessary to effect any patent or other filings deemed necessary or appropriate by the Company relating to such inventions and discoveries.

7. Notification of Events. In addition to the obligations under paragraph 22 hereunder, Consultant shall notify Company in writing within twenty-four (24) hours after the occurrence of any one or more of the following events:

(a) Consultant becomes the subject of, or otherwise materially involved in, any government investigation of Consultant’s business practices or the provision of professional services, including being served with a search warrant in connection with such activities;

(b) Consultant becomes the subject of any suit, action or other legal proceeding arising out of Consultant’s professional services;

(c) Consultant becomes the subject of any disciplinary proceeding or action before any state’s medical board or similar agency responsible for professional standards or behavior; or

(d) any act of nature or any other event occurs which has a material adverse effect on Consultant’s ability to provide the Consulting Services.

8. Independent Contractor Status. The parties agree that Consultant is serving as an independent contractor and is not an employee of the Company. As such, Consultant acknowledges that Consultant is not entitled to any medical benefits, paid time off, tax withholding or other benefits routinely provided to employees.

9. Taxes. By reason of Consultant’s status as an independent contractor and the representations made herein, Consultant hereby instructs the Company not to withhold any taxes from the fees paid to Consultant. Consultant acknowledges and agrees that Consultant is solely responsible for the payment of any and all domestic or foreign taxes and/or assessments imposed on account of the payment of fees or other compensation by the Company to Consultant. Consultant expressly agrees to treat any fees and other compensation earned under this Agreement as self-employment income for federal and state income taxes, unemployment insurance taxes, disability insurance taxes or any other taxes when such amounts become due and payable.

10. Confidentiality. Consultant, during the term of this Agreement, will have access to and become acquainted with various business, technical, and financial information and compilations of information and records of the Company, all of which shall be deemed Confidential Information (hereinafter “Confidential Information”) of the Company. Consultant shall hold such Confidential Information in strict confidence and shall not disclose any of the aforementioned Confidential Information, directly or indirectly, or use it in any way, either during the term of this Agreement or at any time thereafter for a period of ten (10) years. All files, documents, records, and similar items, relating to the foregoing, whether prepared by the Consultant or otherwise coming into the Consultant’s possession, shall remain the Confidential Information of the Company. Consultant shall either return to the Company, or certify to the Company, the destruction of all Confidential Information of the Company at the termination of the Agreement.

11. Compliance of Laws. Consultant shall comply in all material respects with all applicable laws, ordinances, codes and regulations of federal, state and local governments applicable to the Consulting Services provided under this Agreement.

12. Indemnity. Consultant agrees to indemnify and defend Company from all claims, charges, damages, and judgments arising from the breach of Consultant’s obligations under this Agreement or the services provided by Consultant hereunder.

13. Limitation on Authority. Consultant shall not have any authority to obligate or bind the Company to any agreement, purchase or obligation of any kind without the express written approval of an officer of the Company.

14. Assignment of Rights and Duties. The Consultant may not assign his rights or duties under this Agreement without prior written consent of the Company, which consent may be withheld for any reason. Any attempted assignment, transfer, conveyance, or other disposition of the Consultant’s interest in this Agreement shall be void.

15. Notice. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (with confirmation of receipt), delivery by a reputable overnight courier service or five (5) days following deposit in the United States mail (if sent by certified or registered mail, postage prepaid, return receipt requested), to the parties at the following addresses (unless the party has by written notice subsequently provided a new contact person or address):

For the CONSULTANT:	Stephan R. Targan, M.D. 240 22nd Street Santa Monica, CA 90402

For COMPANY:	Ron Rocca General Manager, GI Products Prometheus Laboratories Inc. 9410 Carroll Park Drive San Diego, CA 92121-5201

With a copy to:

Prometheus Laboratories Inc. Attention: Legal Department 9410 Carroll Park Drive San Diego, CA 92121-5201

16. Legal Fee; Arbitration. The parties hereto expressly agree that in the event of any dispute, controversy or claim by any party regarding this Agreement, the prevailing party shall be entitled to reimbursement by the other party to the proceeding of reasonable attorney’s fees and costs incurred by the prevailing party. Any dispute, controversy or claim arising hereunder or in any way related to this Agreement shall be resolved by arbitration in the County of San Diego, State of California by JAMS-Endispute. The arbitration shall be conducted by a sole arbitrator appointed by JAMS-Endispute (the “Arbitrator”). The Arbitrator’s decision shall be final and binding on all parties. The Arbitrator shall have no authority to award damages for emotional distress, punitive damages or equitable relief. The parties intend that this arbitration provision be irrevocable and be construed as broadly as possible. The arbitration shall be governed by the provisions of the Arbitration Act, and judgment upon the award rendered by the Arbitrator may be entered by any court having jurisdiction thereof.

17. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California without reference to principles of conflicts of laws.

18. Entire Agreement. This Agreement, including Exhibits A and B hereto, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and supersedes all prior agreements or understandings with respect to such subject matter, whether written or oral. This Agreement may not be amended or modified except in writing signed by Consultant and a duly authorized officer of the Company. In the event of any inconsistency between the provisions of this Agreement and Exhibits A and B, the provisions of this Agreement shall govern. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition, or of any other term, provision or condition. The invalidity or unenforceability of any term or provision of the parties with respect to the subject matter of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

19. Force Majeure. Neither party shall be responsible for failure to perform under this Agreement if circumstances beyond their control, including, but not limited to: acts of God, government authority, disaster or other emergencies make it illegal or impossible to hold an event.

20. Practice of Medicine. Consultant and Company acknowledge that Company is neither authorized nor qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. To the extent that any act or service required of, or reserved to, Company in this Agreement is construed or deemed to constitute the practice of medicine, the performance of such act or service by Company shall be deemed waived or unenforceable, unless this Agreement can be amended to comply with the law, in which case the parties shall make such amendment

21. Referrals. Consultant shall be entitled to refer patients to any health care provider deemed by Consultant best qualified to deliver medical services to any particular patient. No term of this Agreement shall be construed as requiring or inducing Consultant to refer patients to Company. Consultant’s rights under this Agreement shall not be dependent in any way on the referral of patients or business to Company by Consultant.

22. Disclosure Requirement. Prometheus requires any healthcare practitioner who is a member of a committee that selects formularies or develops clinical guidelines and also serves as a speaker or commercial consultant for Prometheus to disclose to the committee the nature and existence of his/her relationship with Prometheus. This disclosure requirement extends for 2 years after the termination of any speaker or consultant arrangement.

23. Representation Regarding Debarment and Felony Conviction. Consultant represents to Company that Consultant has never been and is not currently debarred, excluded or banned from any federal healthcare program. Further, Consultant represents that Consultant has not been convicted of a felony involving fraud or deceit. Consultant agrees to immediately notify the Company should Consultant become debarred, excluded or banned from any federal healthcare program or should Consultant be convicted of a felony involving fraud or deceit.

24. Patient Privacy and Health Information. Consultant shall comply, and shall require any of the persons or entities performing any services under this Agreement on the Consultant’s behalf to comply, with all applicable federal and state laws and regulations governing patient privacy and confidentiality of health information, including without limitation the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and its implementing regulations.

25. Company Code of Business Conduct and Ethics. By signing this Agreement, Consultant agrees to review and abide by Company’s Code of Business Conduct and Ethics (the “Code”) as posted on its website at www.prometheuslabs.com. Consultant may request a hard copy of the Code if access to the internet is not available.

The foregoing is acknowledged, understood and agreed to as evidenced by execution by the parties in the spaces below.

CONSULTANT:

By:	/s/ Stephan R. Targan, M.D.
Stephan R. Targan, M.D.

Tax Payer ID Number:____________

PROMETHEUS LABORATORIES INC.:

By:	/s/ Ron Rocca
Ron Rocca General Manger, GI Products

Approved by the Legal Dept. of

Prometheus Laboratories Inc.:__________

EXHIBIT A

I.	Consulting

•

Consultant shall be available to consult with Company for up to [***] hours over the term of this Agreement by providing his expertise regarding the development of products for, and the diagnosis and treatment, of gastrointestinal diseases to the Company.

Compensation for these services will be $[***] per hour for actual services provided. Consultant shall provide a detailed invoice describing the exact Consulting Services performed, who requested the services, date of service, number of hours spent providing the services and the deliverables to the Company no later than the tenth (10th) day of each month. Services will be tracked by a form attached as Exhibit B, or in a similar manner. Company will submit payment within thirty (30) days of receipt of such invoice.

Total compensation for all services provided under this Exhibit A shall not exceed: $30,000.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

Monthly Consulting Record for Prometheus Laboratories Inc.

Please use this form to record your time each time you perform a service for Prometheus. Submit all forms at the end of the month for compensation under the terms of your Personal Services Agreement with Prometheus.

Consultant Name and Address:

Consulting Service Details

	Day of service	Duration of service (minutes/hours)	Type of service (Consulting, Speaking, Advisory Board)	Prometheus person(s) associated with service	Brief overview of subject matter discussed, reviewed, etc.
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2
3
4
5
6
7
8
9
10